Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

October 16, 2018

For Immediate Release

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2018

Andover, MA, October 16, 2018 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter and nine months ended September 30, 2018. These results will be discussed on October 18, 2018 at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the third quarter ended September 30, 2018 increased 37.2% to $78,035,000, from $56,888,000 for the corresponding period a year ago, and increased 5.2% sequentially from $74,196,000 for the second quarter of 2018. Third quarter bookings increased 41.6% to $91,051,000, from $64,280,000 for the corresponding period a year ago, and increased 4.1% sequentially from $87,448,000 for the second quarter of 2018.

Gross margin increased to $39,004,000 for the third quarter of 2018, compared to $25,143,000 for the corresponding period a year ago, and increased from $35,883,000 for the second quarter of 2018. Gross margin, as a percentage of revenue, increased to 50.0% for the third quarter of 2018, compared to 44.2% for the corresponding period a year ago, and increased from 48.4% for the second quarter of 2018.

Net income for the third quarter was $13,012,000, or $0.32 per diluted share, compared to a net loss of $(11,000), or $(0.00) per share, for the corresponding period a year ago, and net income of $7,860,000, or $0.19 per diluted share, for the second quarter of 2018.

Revenues for the nine months ended September 30, 2018, increased 28.7% to $217,500,000 from $169,059,000 for the corresponding period a year ago. Net income for the nine month period was $24,815,000, or $0.61 per diluted share, compared to a net loss of $(1,444,000), or $(0.04) per share, for the corresponding period a year ago.

Cash provided by operating activities totaled $14,314,000 for the third quarter of 2018, compared to cash provided by operating activities of $1,341,000 for the corresponding period a year ago and cash provided by operating activities of $9,340,000 for the preceding second quarter of 2018. Cash and cash equivalents sequentially increased by $14,286,000 to approximately $68,206,000 at the end of the third quarter of 2018, from $53,920,000 at the end of the second quarter of 2018.

Total backlog at the end of the third quarter of 2018 was $116,123,000, compared to $103,100,000 at the end of the second quarter of 2018 and $73,054,000 at the end of 2017.

Commenting on third quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated: “With increased production rates and improved productivity, Q3 gross margins reached 50% and, with reduced operating expenses, led to appreciably higher profitability. Increasing profit margins reflect the leverage of our business model, while the broadening adoption of our highly differentiated solutions is beginning to reflect the substantial investments we have made in advanced technologies over the last fifteen years. We believe that our Intellectual Property will drive substantial long term returns as Vicor continues to expand its leadership in high performance power systems.”

Dr. Vinciarelli went on to state, “Confronted with customer adoption of 48V power systems, competitors with past accomplishments at 12V have recently made claims of better performance and cost at 48V predicated on the “intermediate bus” power distribution architecture (i.e., two-step conversion) getting a new lease on life using new components, such as GaN FETs. These initiatives cannot circumvent the multiplicity of fundamental obstacles to delivering hundreds of amperes at less than 1V. Advanced power conversion topologies, power distribution architectures and Power-on-Package technology are the necessary keys to high performance AI applications powered “directly” from 48V. With increasing peak current requirements, global competitors driving to win the AI race are adopting Vicor Power-on-Package solutions.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call as scheduled, on Thursday, October 18, 2018 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 90653087. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 2, 2018. The replay dial-in number is 888-286-8010 and the Passcode is 77605130. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2017, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, aerospace and defense.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED		NINE MONTHS ENDED
	(Unaudited)		(Unaudited)
	SEPT 30,	SEPT 30,	SEPT 30,	SEPT 30,
	2018	2017	2018	2017
Net revenues	$78,035	$56,888	$217,500	$169,059
Cost of revenues	39,031	31,745	112,402	94,334

Gross margin	39,004	25,143	105,098	74,725

Operating expenses:
Selling, general and administrative	15,280	14,500	46,493	43,059
Research and development	10,691	10,543	33,220	33,482
Severance and other charges	(10)	—	340	—

Total operating expenses	25,961	25,043	80,053	76,541

Income (loss) from operations	13,043	100	25,045	(1,816)

Other income (expense), net	232	309	618	994

Income (loss) before income taxes	13,275	409	25,663	(822)

Less: Provision for income taxes	227	371	724	539

Consolidated net income (loss)	13,048	38	24,939	(1,361)

Less: Net income attributable to noncontrolling interest	36	49	124	83

Net income (loss) attributable to Vicor Corporation	$13,012	$(11)	$24,815	$(1,444)

Net income (loss) per share attributable to Vicor Corporation:
Basic	$0.32	$(0.00)	$0.62	$(0.04)
Diluted	$0.32	$(0.00)	$0.61	$(0.04)

Shares outstanding:
Basic	40,120	39,288	39,769	39,177
Diluted	41,124	39,288	40,645	39,177

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	SEPT 30,	DEC 31,
	2018	2017
	(Unaudited)	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$68,206	$44,230
Accounts receivable, net	45,052	34,487
Inventories, net	43,444	36,499
Other current assets	3,900	3,616

Total current assets	160,602	118,832

Long-term deferred tax assets	184	210
Long-term investments, net	2,613	2,525
Property, plant and equipment, net	41,465	41,356
Other assets	2,801	2,801

Total assets	$207,665	$165,724

Liabilities and Equity

Current liabilities:
Accounts payable	$13,106	$9,065
Accrued compensation and benefits	9,159	9,891
Accrued expenses	2,384	2,989
Sales allowances	567	—
Accrued severance and other charges	325	—
Income taxes payable	708	300
Deferred revenue	4,442	5,791

Total current liabilities	30,691	28,036

Long-term deferred revenue	249	303
Contingent consideration obligations	470	678
Long-term income taxes payable	195	195
Other long-term liabilities	100	93

Total liabilities	31,705	29,305

Equity:
Vicor Corporation stockholders’ equity:
Capital stock	192,893	181,914
Retained earnings	122,090	93,605
Accumulated other comprehensive loss	(516)	(478)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	175,540	136,114
Noncontrolling interest	420	305

Total equity	175,960	136,419

Total liabilities and equity	$207,665	$165,724